FOR IMMEDIATE RELEASE

Dendrite Announces Stock Repurchase Program

Morristown, NJ, July 31, 2002 —Dendrite (NASDAQ: DRTE) today announced that its Board of Directors has authorized a stock repurchase program under which up to $20 million of its outstanding common stock may be repurchased over a two-year period. The company may repurchase shares on the open market or in privately negotiated transactions from time to time. Repurchases of stock will be at management’s discretion, depending upon price and availability. The repurchased shares will be held as treasury shares, which may be used to satisfy Dendrite’s current and near-term requirements under its equity incentive and other benefit plans and for other corporate purposes. Dendrite currently has approximately 40 million shares of common stock outstanding.

About Dendrite

Dendrite enables pharmaceutical companies to have more of their drugs prescribed for improved patient health through the strategic optimization of their sales and marketing channels and clinical resources. More than 80,000 pharmaceutical sales representatives and their managers from over 150 companies and 57 countries use Dendrite products and services. They represent 19 of the top 20 pharmaceutical companies. For more information, visit www.dendrite.com.

Investor Relations
Kathy Donovan
908-541-5863
investorrelations@dendrite.com

Note:  Dendrite is a registered trademark of Dendrite International, Inc.

The foregoing contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The statements may be identified by such forward-looking terminology as “expect,” “believe,” “may,” “will,”  “intend,” “plan,” and similar statements or variations. Such forward-looking statements are based on our current estimates and assumptions and involve certain significant risks and uncertainties, including those which may result from our dependence on the pharmaceutical industry; fluctuations in quarterly revenues due to lengthy sales and implementation cycles for our products, our fixed expenses in relation to fluctuating revenues and variations in customers’ budget cycles; dependence on major customers; changes in demand for our products and services attributable to business and economic pressures on our major customers; successful and timely development and introduction of new products and versions; rapid technological changes; increased competition; international operations; acquisitions; events which may affect the U.S. and world economies; retention of key senior managers; our ability to manage our growth; the protection of our proprietary technology; unique characteristics of the consumer packaged goods industry; our ability to compete in the Internet-related products and services market; the continued demand for Internet-related products and services; the ability of our third party vendors to respond to technological change; our ability to maintain our relationships with third-party vendors; and catastrophic events which could negatively affect our information technology infrastructure. Other important factors that should be considered are included in the company’s 10-K, 10-Qs, and other reports filed with the SEC. Actual results may differ materially. The company assumes no obligation for updating any such forward-looking statements.